Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2019 RESULTS

PLYMOUTH, MN, May 6, 2019 - The Mosaic Company (NYSE: MOS), reported first quarter 2019 results.
Highlights:

•
Mosaic reported first quarter 2019 net earnings of $131 million compared to $42 million last year, and diluted earnings per share (EPS) of $0.34 compared to $0.11 last year, both on revenues of $1.9 billion.

•	For the period, adjusted EBITDA(1) was $430 million compared to $399 million in the prior year period, and EPS(1) was $0.25 compared to $0.20 in the prior year period.

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Notable items in the quarter primarily related to foreign currency transaction gain, unrealized gain on derivatives, and gain due to fair value adjustment of the earnout liability related to the acquisition of Vale Fertilizantes.

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In the quarter, higher costs impacted all of Mosaic’s businesses, including costs associated with impacts of weather in North America and regulatory changes in Brazil. Combined, costs related to maintenance and down time negatively impacted gross margin by $77 million, including $9 million the company designated a notable item, compared to $37 million in the prior year period. These costs negatively impacted first quarter 2019 EPS by $0.15 per share and adjusted EPS by $0.13 per share.

•
The Company revised its full-year adjusted EBITDA(1) guidance to $2.0 to $2.3 billion, and adjusted EPS(1) guidance to $1.50 to $2.00, primarily reflecting the impact of curtailments and higher costs associated with the impact of new tailings dam regulations in Brazil, the increase in Canadian resource taxes, and delayed recovery in phosphate margins. EPS guidance was also impacted by an increase in the estimated full year effective tax rate.

(1)	See “Non-GAAP Financial Measures” for additional information and reconciliation.

“Mosaic overcame weather and regulatory changes to deliver solid results. We expect our resilient and strong business to generate good results this year and across the business cycle,” said Joc O’Rourke, President and Chief Executive Officer.
Cash flow used by operating activities in the first quarter of 2019 was $176 million compared to $71 million used in the prior year period. The first quarter typically reflects a seasonal inventory build that increases working capital. The Company continues to expect strong cash flow generation for the full year. Capital expenditures totaled $314 million in the quarter. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $385 million compared with $848 million a quarter ago, largely due to the exacerbated seasonal increase in inventories. Long-term debt was $4.6 billion as of March 31, 2019.
Brazil Tailings Dams Update
Three Mosaic Fertilizantes mines are currently curtailed as the Company executes its plan to meet new regulatory requirements for tailings dams. The Company continues to work with independent engineers and regulators to complete required remediation efforts, obtain dam safety certificates and return to full operations. The Catalão mine is expected to be at full operating rates by the end of the second quarter, while the Tapira and Araxá mines are expected to be at full operating rates by the end of the third quarter.
While mining is suspended, the Company expects to continue to process available rock inventory to maintain finished product sales. Mosaic Fertilizantes will supplement requirements with imported rock from the Company’s mine in Peru and finished phosphates from Mosaic’s Florida operations to meet Brazilian customer needs.
Mosaic expects to ship up to 600,000 tonnes of rock from its Peruvian mine replacing approximately 40 percent of the Brazilian mines’ normal output. In addition, depending upon the timing of the mines’ return to full operation, the Company plans to ship up to 300,000 incremental tonnes of finished phosphates from its Florida production facilities to Brazilian customers. The higher delivered cost of Miski Mayo rock, combined with the costs of underutilization of mines and chemical plants, is expected to increase expenses by approximately $50 million in the second quarter, and up to $100 million in the full year 2019.

Phosphates Results*	1Q 2019	4Q 2018	1Q 2018
Sales Volumes million tonnes	1.8	1.9	1.9
Gross Margin (GAAP) per tonne	$31	$81	$49
Adjusted Gross Margin (non-GAAP) per tonne(1)	$36	$81	$57
*Tonnes = finished product tonnes

(1)	See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Phosphates segment were $806 million for the first quarter, down from $866 million last year, primarily driven by lower sales volumes. Average selling prices were essentially flat and raw material costs were higher, negatively impacting gross margin per tonne. Gross margin was $55 million for the first quarter compared to $97 million for the same period a year ago.
The cash cost of mined rock in Florida continues to remain elevated, at $43 per tonne, as the Company transitions to new mining areas.
The cash cost of conversion declined slightly year-over-year, and included the impact of the 300,000 tonne curtailment previously announced.

Potash Results	1Q 2019	4Q 2018	1Q 2018
Sales Volumes million tonnes	1.9	2.3	1.7
Gross Margin (GAAP) per tonne	$100	$88	$61
Adjusted Gross Margin (non-GAAP) per tonne(1)	$100	$88	$64
Net sales in the Potash segment totaled $504 million for the first quarter, up from $404 million last year, driven by both higher average sales prices and higher sales volumes. Gross margin was $186 million for the first quarter compared to $103 million for the same period a year ago.
The improvement in gross margin was primarily driven by higher average sales prices. MOP cash costs, including brine management costs, were $84 per tonne. MOP cash costs of production were essentially flat to last year’s levels, despite lower operating rates in the current quarter. Cash brine management costs declined to $28 million from $31 million in the year ago period.

Mosaic Fertilizantes Results*	1Q 2019	4Q 2018	1Q 2018
Sales Volumes million tonnes	1.5	2.1	1.6
Gross Margin (GAAP) per tonne	$34	$56	$37
Adjusted Gross Margin (non GAAP) per tonne(1)	$34	$56	$37
*Tonnes = finished product tonnes
Net sales in the Mosaic Fertilizantes segment were $698 million for the first quarter, up from $665 million last year. Gross margin was $52 million, compared to $59 million for the same period a year ago. The year-over-year decrease in gross margin was primarily driven by turnaround costs and costs associated with idling of the Araxá mining complex as a result of the new mining regulations in Brazil. In addition, the prior year period benefited from an inventory fair value adjustment related to the acquisition of Vale Fertilizantes. Higher prices and distribution margins were partially offset by the impact of higher raw material costs and lower production volumes.

(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Despite the near-term tailings dam related challenges, Mosaic Fertilizantes delivered $69 million in gross realized synergies in the quarter, or $66 million net of costs to achieve them. This represents a run rate in excess of previously stated targets. For the full year 2019, Mosaic continues to believe it will achieve $275 million in targeted net synergies.
Other
Selling, General and Administrative (SG&A) expenses were $94 million for the first quarter, flat with the first quarter of 2018.
The tax rate during the first quarter of 2019 was 26 percent and was above guidance due to changes in the forecasted mix of earnings from various tax jurisdictions. The full year 2019 effective tax rate is expected to remain in the mid to high 20 percent range.  Net cash income tax payments in 2019 are expected to be approximately $75 million.

Financial Guidance
While the Company’s expectations for Potash remain strong, margin pressure on the Phosphates business has lasted longer than originally anticipated, and Mosaic Fertilizantes will have increased costs related to the changing tailings dam regulations. Combined, these factors have resulted in the Company revising adjusted EBITDA guidance. In addition, adjusted EPS guidance is impacted by an increase in the assumed effective tax rate.
Mosaic has updated earnings guidance ranges:

$ in billions except per share	2019 Guidance	Reported YTD 3/31/2019
Adjusted EBITDA(1)	$2.0 - $2.3	$0.430
Adjusted earnings per share(1)	$1.50 - $2.00	$0.25
Capital Expenditures	~$1.2	$0.314
The following assumptions embedded in the full-year guidance remain unchanged:

In Millions*	Full-Year 2019 Assumptions	Reported YTD 3/31/2019
Potash tonnes sold	9.0 - 9.4	1.9
Phosphates tonnes sold	8.6 - 9.0	1.8
Mosaic Fertilizantes tonnes sold	9.4 - 9.8	1.5
SG&A Expenses	~ $350	$94
*Tonnes = finished product tonnes

(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

For the second quarter of 2019, Mosaic expects:

	Sales Volumes millions of tonnes*	Adjusted Gross Margin(1)
Potash	2.3 - 2.6	$70 - $80 per tonne
Phosphates	2.3 - 2.6	$40 - $50 per tonne
Mosaic Fertilizantes	2.0 - 2.3	$15 - $25 per tonne
Corporate and Other		$(5) - $(15) million
*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
Despite a slow start, the Company’s forecasts assume a normal North American spring application season. In phosphates and potash, lower operating rates related to first quarter curtailments will impact costs of goods sold as those costs run through inventory. In addition, the late start to the North American spring has impacted potash operating rates into the second quarter.
In the Mosaic Fertilizantes segment, the Company expects up to $100 million in costs associated with managing through the tailings dam regulatory changes, approximately $50 million of which will flow through cost of goods sold and gross margin during the second quarter of 2019.
Risks and factors that could impact second quarter expectations are primarily related to weather, and its impact on both North American applications and South East Asian demand, as well as foreign currency fluctuations.
For the year, risks also include the timing of completing the work required to recertify the safety of the idled tailings dams, and restart mining operations in Brazil.

The Company is not providing forward looking guidance for U.S. GAAP reported earnings per diluted share or a quantitative reconciliation of forward-looking adjusted earnings per diluted share of non-GAAP adjusted EBITDA. Please see "Non-GAAP Financial Measures" for additional information.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, May 7, 2019, at 9:00 a.m. Eastern Time to discuss first quarter 2019 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated benefits and synergies of our acquisition of the global phosphate and potash operations of Vale S.A. conducted through Vale Fertilizantes S.A. (now known as Mosaic Fertilizantes P&K Ltda) (the “Transaction”), other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: difficulties with realization of the benefits and synergies of the Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil, such as higher costs associated with the new mining rules and remediation efforts, or the implementation of new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Ma’aden Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and non-GAAP EBITDA, and adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for current and historical periods beginning with the quarter ended June 30, 2017 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended March 31, 2019, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.09:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$23	$(6)	$0.05
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	25	(7)	0.05
Louisiana gypstack costs	Phosphates	Cost of goods sold	(9)	2	(0.02)
Integration costs	Corporate and Other	Other operating income (expense)	(5)	1	(0.01)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(3)	1	(0.01)
Earn-out obligation	Corporate and Other	Other operating income (expense)	11	—	0.03
Total Notable Items			$42	$(9)	$0.09
For the three months ended March 31, 2018, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.09:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(32)	$9	$(0.06)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(12)	3	(0.02)
Fees related to purchase of Vale Fertilizantes	Corporate and Other	Other operating income (expense)	(18)	5	(0.03)
Integration costs	Corporate and Other	Other operating income (expense)	(8)	2	(0.02)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(16)	5	(0.03)
Refinement of inventory costing	Potash	Cost of goods sold	(5)	2	(0.01)
Refinement of inventory costing	Phosphates	Cost of goods sold	(15)	4	(0.03)
Realized loss on RCRA Trust securities	Phosphates	Other non-operating income (expense)	(5)	1	(0.01)
Severance	Corporate and Other	Other operating income (expense)	(4)	1	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	48	0.13
Total Notable Items			$(115)	$80	$(0.09)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2019	2018
Net sales	$1,899.7	$1,933.7
Cost of goods sold	1,590.2	1,691.6
Gross margin	309.5	242.1
Selling, general and administrative expenses	93.5	93.6
Other operating expense	13.9	67.8
Operating earnings	202.1	80.7
Interest expense, net	(47.0)	(49.4)
Foreign currency transaction gain (loss)	22.6	(32.2)
Other expense	(1.1)	(5.6)
Earnings (loss) from consolidated companies before income taxes	176.6	(6.5)
Provision for (benefit from) income taxes	46.6	(49.9)
Earnings from consolidated companies	130.0	43.4
Equity in net loss of nonconsolidated companies	(0.1)	(3.3)
Net earnings including noncontrolling interests	129.9	40.1
Less: Net loss attributable to noncontrolling interests	(0.9)	(2.2)
Net earnings attributable to Mosaic	$130.8	$42.3
Diluted net earnings per share attributable to Mosaic	$0.34	$0.11
Diluted weighted average number of shares outstanding	387.4	384.1

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$384.6	$847.7
Receivables, net	792.0	838.5
Inventories	2,572.1	2,270.2
Other current assets	397.6	280.6
Total current assets	4,146.3	4,237.0
Property, plant and equipment, net	11,942.7	11,746.5
Investments in nonconsolidated companies	823.3	826.6
Goodwill	1,726.8	1,707.5
Deferred income taxes	345.9	343.8
Other assets	1,460.3	1,257.8
Total assets	$20,445.3	$20,119.2
Liabilities and Equity
Current liabilities:
Short-term debt	$167.5	$11.5
Current maturities of long-term debt	40.8	26.0
Structured accounts payable arrangements	466.9	572.8
Accounts payable	781.6	780.9
Accrued liabilities	940.4	1,092.5
Total current liabilities	2,397.2	2,483.7
Long-term debt, less current maturities	4,533.0	4,491.5
Deferred income taxes	1,122.4	1,080.6
Other noncurrent liabilities	1,585.2	1,458.7
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 389,560,531 shares issued and 385,788,256 shares outstanding as of March 31, 2019, 389,242,360 shares issued and 385,470,085 shares outstanding as of December 31, 2018	3.8	3.8
Capital in excess of par value	996.2	985.9
Retained earnings	11,196.8	11,064.7
Accumulated other comprehensive loss	(1,595.6)	(1,657.1)
Total Mosaic stockholders' equity	10,601.2	10,397.3
Noncontrolling interests	206.3	207.4
Total equity	10,807.5	10,604.7
Total liabilities and equity	$20,445.3	$20,119.2

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net cash used in operating activities	$(175.5)	$(71.0)
Cash Flows from Investing Activities:
Capital expenditures	(313.9)	(223.3)
Purchases of available-for-sale securities - restricted	(186.9)	(185.7)
Proceeds from sale of available-for-sale securities - restricted	182.3	184.0
Investments in consolidated affiliate	—	1.3
Acquisition, net of cash acquired	—	(994.6)
Held-to-Maturity securities - purchases	(13.0)	—
Held-to-Maturity securities - proceeds	2.3	—
Other	0.3	(2.1)
Net cash used in investing activities	(328.9)	(1,220.4)
Cash Flows from Financing Activities:
Payments of short-term debt	(53.7)	—
Proceeds from issuance of short-term debt	206.0	65.3
Payments of structured accounts payable arrangements	(319.7)	(235.7)
Proceeds from structured accounts payable arrangements	209.5	173.8
Payments of long-term debt	(10.1)	(206.9)
Cash dividends paid	(9.6)	(9.6)
Other	(0.1)	(0.2)
Net cash provided by (used in) financing activities	22.3	(213.3)
Effect of exchange rate changes on cash	13.5	13.4
Net change in cash, cash equivalents and restricted cash	(468.6)	(1,491.3)
Cash, cash equivalents and restricted cash - beginning of period	871.0	2,194.4
Cash, cash equivalents and restricted cash - end of period	$402.4	$703.1

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited condensed consolidated statements of cash flows:
Cash and cash equivalents	$384.6	$659.4
Restricted cash in other current assets	8.8	9.4
Restricted cash in other assets	9.0	34.3
Total cash, cash equivalents and restricted cash shown in the unaudited condensed consolidated statement of cash flows	$402.4	$703.1

Earnings Per Share Calculation

	Three months ended March 31,
	2019	2018
Net earnings attributable to Mosaic	$130.8	$42.3
Basic weighted average number of shares outstanding	385.5	382.6
Dilutive impact of share-based awards	1.9	1.5
Diluted weighted average number of shares outstanding	387.4	384.1
Basic net earnings per share attributable to Mosaic	$0.34	$0.11
Diluted net earnings per share attributable to Mosaic	$0.34	$0.11